Exhibit 10.33

BUZZ HOLDINGS L.P.

To:	Whitney Wolfe Herd
Date:	[Date], 2021
Subject:	Adjustments to Your Equity Interests in Connection with the IPO

As you know, we have filed a registration statement (the “S-1”) for our Class A common stock with the Securities and Exchange Commission in anticipation of a sale of shares of Class A common stock of Bumble Inc.( “Bumble”) to the public (the “IPO”). You are receiving this letter because you are the founder and Chief Executive Officer of Bumble. The below sets forth a summary of the changes that will apply to the equity interests you hold.

You hold a number of Class A Units (the “Class A Units”) in Buzz Holdings L.P. (“Bumble Holdings”) and you were previously granted Class B Units (the “Class B Units”) in Bumble Holdings pursuant to the Amended and Restated Incentive Unit Subscription Agreement, dated as of June 19, 2020 (the “Incentive Unit Subscription Agreement”). In connection with the IPO, we will reorganize and reclassify the various interests in Bumble Holdings, including the Class A Units and the Class B Units. All of your Class A Units will be reclassified into “Common Units” of Bumble Holdings, and all of your Class B Units will be reclassified into “Incentive Units” of Bumble Holdings.

The precise number of Common Units and Incentive Units that you will receive (and the “strike price” or “participation threshold” that applies to your Incentive Units) will change only to reflect an adjustment for the reverse stock split we will undertake in connection with the IPO.

We will not know the IPO price until the IPO occurs, which means we will not know the value of your Incentive Units or Common Units until the IPO occurs. We will provide you with the number of Common Units, the number of Incentive Units and the “participation threshold” that applies to your Incentive Units shortly following the completion of the IPO.

The Incentive Units will be subject to the terms of the Second Amended and Restated Buzz Holdings L.P. Limited Partnership Agreement (the “Bumble Holdings LPA”) and will continue to be governed by the terms of your Incentive Unit Subscription Agreement. Notwithstanding the foregoing, subject to and contingent upon the completion of the IPO, Bumble Holdings hereby agrees that the “Call Option” set forth in Section 4.1(a)(i), Section 4.1(a)(ii) and Section 4.1(b) of the Incentive Unit Subscription Agreement (the “Repurchase Right”) shall terminate and be of no further force and effect upon and following the completion of the IPO; provided, that the “Call Option” set forth in Section 4.1(a)(iii) (with respect to a Restrictive Covenant Violation (as defined in the Incentive Unit Subscription Agreement)) shall continue to apply pursuant to the terms of your Incentive Unit Subscription Agreement. The Common Units will be subject to the terms of the Bumble Holdings LPA.

Because the terms of your Incentive Unit Subscription Agreement, including vesting terms, shall continue unchanged (except as expressly set forth above with respect to the Repurchase Right) and will apply to the full extent to the Incentive Units, you will not receive a new award agreement for your Incentive Units. However, you will be required to make a duplicate election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to your Incentive Units attributable to the Class B Units for which you previously made an election under Section 83(b) of the Code. We will provide you with documentation for this Section 83(b) election shortly following the completion of the IPO.

For additional information about the Common Units and the Incentive Units and how your equity holdings will be impacted by the IPO, please refer to the “FAQ” document previously provided. Please contact Caitlin Lucey at [email address] with any questions.

We look forward to beginning this new, exciting chapter as a public company and are excited for the opportunities ahead!

Sincerely,

BUZZ HOLDINGS L.P.

By:
Name:
Title:	Authorized Signatory